Filed Pursuant to Rule 424(b)(5)
Registration Number 333-97697

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 20, 2002)

30,000 SHARES

WASTE MANAGEMENT, INC.
COMMON STOCK

     Our common stock is listed on the New York Stock Exchange under the trading symbol “WMI.” On March 9, 2005, the last reported sale price of the common stock on the New York Stock Exchange was $29.68 per share.

     We are issuing the shares directly to warrant holders upon exercise by such holders of currently outstanding warrants. The warrants, originally issued in January 1996, entitle the holders to purchase 30,000 shares of our common stock at a purchase price of $17.50 per share. We will use the proceeds of $525,000 from the sale of the shares for general corporate purposes.

     Investing in the common stock involves risks that are described in the “Risk Factors” section beginning on page 4 of the prospectus dated November 20, 2002.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We expect to deliver the shares against payment therefor in Houston, Texas on or about March 11, 2005.

Prospectus Supplement dated March 11, 2005